Exhibit h.2
MARKETING AND STRUCTURING FEE AGREEMENT
                    , 2006
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
     This agreement is between Deutsche Investment Management Americas Inc. (the “Company”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) with respect to DWS Dreman Value Income Edge Fund, Inc. (the “Fund”).
     1. Fee. (a) In consideration of advice to the Company relating to, but not limited to, the design, structure, corporate finance and marketing of the Fund and for assistance in connection with the sale and distribution of the Fund’s shares of common stock, the Company shall pay a fee to you equal to $                     (the “Fee”) in connection with the Fund’s initial public offering (the “Offering”).
     (b) Notwithstanding Section 1(a), in the event that the Company (or the Fund or any person or entity affiliated with the Company or the Fund or acting on behalf of or at the direction of the Company or the Fund, including Dreman Value Management, LLC or any of its affiliates) compensates or agrees to compensate any broker or dealer participating in the Offering (each, an “Other Broker”) for any services or otherwise in connection with the Offering or with respect to the Fund (excluding for this purpose any compensation paid directly to the entire underwriting syndicate, as a group, pursuant to the principal underwriting agreement relating to the Offering), whether such compensation be denominated as a fee, an expense reimbursement, a set-off, a credit or otherwise (such compensation with respect to any Other Broker, such Other Broker’s “Other Compensation”), then the amount of the Fee shall be increased as and to the extent necessary so that the Fee payable to Morgan Stanley hereunder, expressed as a percentage of the aggregate price to the public of the shares of common stock of the Fund sold by Morgan Stanley in the Offering, is no less than the Other Compensation, expressed as a percentage of the aggregate price to the public of the shares of common stock of the Fund sold by such Other Broker in the Offering.
     (c) Without prejudice to Morgan Stanley’s right under Section 1(b) to compensation at a rate commensurate with any Other Broker’s Other Compensation, Morgan Stanley acknowledges that, as described in the prospectus relating to the Offering, the sum total of all compensation to the underwriters in connection with the Offering, including sales load, the Fee payable to Morgan

Stanley, all Other Compensation paid to any Other Broker and the fees and disbursements of counsel in connection with the review of the Offering by the National Association of Securities Dealers, Inc. (to the extent reimbursed to the underwriters by the Company or the Fund), may not exceed 9% of the total price to the public of the Common Shares sold in the Offering.
     (d) Subject to Section 1(b), the Fee paid to Morgan Stanley shall not exceed                     % of the total price to the public of the common shares sold in the Offering (excluding any shares of common stock that may be purchased by the underwriting syndicate pursuant to the exercise of the over-allotment option in the Offering). The Fee shall be paid on or before                     , 2006 and shall be made by wire transfer to the order of Morgan Stanley. The Company acknowledges that the Fee is in addition to any compensation you earn in connection with your role as an underwriter to the Fund in its initial public offering, which services are distinct from and in addition to the market and structuring services described above.
     2. Term. This Agreement shall terminate upon payment of the entire amount of the Fee, as specified in Section 1 hereof or upon earlier termination of the Underwriting Agreement prior to the shares of common stock of the Fund being delivered and sold pursuant to the Underwriting Agreement.
     3. Indemnification. The Company agrees to the indemnification and other agreements set forth in the Indemnification Agreement attached hereto, the provisions of which are incorporated herein by reference and shall survive the termination, expiration or supersession of this Agreement.
     4. Not an Investment Advisor. The Company acknowledges that you are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund’s portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of you, and you are not agreeing hereby, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities; or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.
     5. Not Exclusive. Nothing herein shall be construed as prohibiting you or your affiliates from acting as an underwriter or financial advisor or in any other capacity for any other persons (including other registered investment companies or other investment managers). Neither this Agreement nor the performance of the services contemplated hereunder shall be considered to constitute a partnership, association or joint venture between Morgan Stanley and the Company. In addition, nothing in this Agreement shall be construed to constitute Morgan Stanley as the agent or employee of the Company or the Company as the agent or employee of Morgan Stanley, and neither party shall make any representation to the contrary. It is understood that Morgan Stanley is engaged hereunder solely to provide the services described above to the Company and that Morgan Stanley is not acting as an agent or fiduciary of, and Morgan Stanley shall not have any duties or liability to, the current or future partners of the Company or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived to the extent the Company has the authority to waive such duties and liabilities.
     6. Assignment. This Agreement may not be assigned by any party without prior written consent of the other party.
     7. Amendment; Waiver. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.
     8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
     This Agreement shall be effective as of the date first written above.
[END OF TEXT]

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:
Name:
Title:
Agreed and Accepted:
MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title:

Indemnification Agreement
                    , 2006
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
     In connection with the engagement of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to advise and assist the undersigned (together with its affiliates and subsidiaries, referred to as the “Company”) with the matters set forth in the Marketing and Structuring Fee Agreement dated                     , 2006 between the Company and Morgan Stanley (the “Marketing and Structuring Fee Agreement”), in the event that Morgan Stanley becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) with respect to the services performed pursuant to and in accordance with the Marketing and Structuring Fee Agreement, the Company has agreed to indemnify and hold harmless Morgan Stanley and Morgan Stanley’s affiliates and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of Morgan Stanley’s affiliates (Morgan Stanley and each such other person being an “Indemnified Person”) from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the activities (the “Activities”) performed by any Indemnified Person in connection with, or arise out of, or based upon, the Marketing and Structuring Fee Agreement and/or any action taken by any Indemnified Person in connecting therewith (including, without limitation, any presentation given by the Company and an Indemnified Person relating to the shares of common stock (the “Common Shares”) of DWS Dreman Value Income Edge Fund, Inc. (the “Fund”)), and will reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any claim, suit, action, proceeding, investigation or inquiry related to, arising out of or in connection with the Activities, whether or not pending or threatened and whether or not any Indemnified Person is a party. The Company will not, however, be responsible for any losses, claims, damages, liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the Activities, except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such Indemnified Person.
     Notwithstanding the foregoing, in no event shall the Company be responsible for any losses, claims, damages or liabilities to any Indemnified Person arising from any such claim, suit, action, proceeding, investigation or inquiry in excess of the gross proceeds received by the Fund from the initial public offering of the Common Shares of the Fund (the “Offering”); provided, however, that the Company shall, as set forth above, indemnify and be responsible for, regardless of the gross proceeds received by the Fund from the Offering, all expenses (including fees and expenses of counsel) incurred in connection with investigating, preparing, pursuing or defending any claim, suit, action, proceeding, investigation or inquiry related to, arising out of or in connection with the Activities, whether or not pending or threatened and whether or not any Indemnified Person is a party, as set forth above.
     The Company will not, without Morgan Stanley’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, suit, action, proceeding, investigation or inquiry in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such claim, suit, action, proceeding, investigation or inquiry. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement (the “Indemnification Agreement”) will, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, suit, action, proceeding, investigation or inquiry referred to in the preceding paragraph.
     If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company (including the net proceeds from the Common Shares sold by Morgan Stanley in the Offering before deducting expenses) and its partners and affiliates and other constituencies, on the one hand, and Morgan Stanley, on the other hand, in the matters contemplated by the Marketing and Structuring Fee Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its partners and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its partners and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, of a transaction as contemplated shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its partners or affiliates and other constituencies, as the case may be, as a result of or in connection with the transaction (whether or not consummated) for which Morgan Stanley has been retained to perform financial services bears to the fees paid to Morgan Stanley under the Marketing and Structuring Fee Agreement; provided that in no event shall the Company contribute less than the amount necessary to assure that Morgan Stanley is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by Morgan Stanley pursuant to the Marketing and Structuring Fee Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by Morgan Stanley, on the other hand.
     This Indemnification Agreement, together with the Marketing and Structuring Fee Agreement, any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this agreement) that relate to the Offering of the Common Shares, represents the entire agreement between the Company and the Indemnified Parties with respect to the marketing and structuring fee paid to Morgan Stanley under the Marketing and Structuring Fee Agreement.
     The Company acknowledges that in connection with the Offering of the Common Shares: (i) Morgan Stanley has acted at arms length, is not an agent of, and owes no fiduciary duties to, the Company, the Fund or any person affiliated with the Fund or the Company, (ii) Morgan Stanley owes the Company only those duties and obligations set forth in this Indemnification Agreement and (iii) Morgan Stanley may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims any of them may have against Morgan Stanley arising from an alleged breach of fiduciary duty in connection with the offering of the Common Shares.
     The provisions of this Indemnification Agreement shall apply to the Activities and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of Morgan Stanley’s services under the Marketing and Structuring Fee Agreement.
     This Indemnification Agreement and Marketing and Structuring Fee Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state.

     This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Very truly yours,

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:
Name:
Title:
Accepted and agreed to as of
the date first above written:

MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title: